Exhibit 1.7

October 5, 2026	NASDAQ | TSX: ACB

Aurora Maintains Shareholder Recommendation to Take No Action at this Time as Curaleaf Has Yet to File Their Revised Hostile Bid

●	Curaleaf has yet to file a Notice of Variation and Change to revise its offer. Once filed, the Special Committee will complete a thorough and comprehensive review prior to issuing a formal recommendation to shareholders

●	Aurora’s application to the Alberta Securities Commission delivered results for shareholders: Curaleaf’s latest update indicates that Aurora shareholders will be provided with pro forma financials and a bid timeline that complies with securities laws

●	Questions about the Hostile Bid or would like to stay informed? Please contact Kingsdale Advisors toll-free at 1-800-749-9052 within North America, call or text 416-623-4172 or at contactus@kingsdaleadvisors.com.

Edmonton, Alberta, October 5, 2026 /CNW/ - Aurora Cannabis Inc. (“Aurora” or the “Company”) (TSX: ACB) (NASDAQ: ACB), the Canadian-based leading global medical cannabis company, responded today to a press release issued by Curaleaf Holdings, Inc. (“Curaleaf”) regarding its stated intention to file a Notice of Variation and Change to revise its hostile take-over bid (the “Hostile Bid”) for all of the issued and outstanding common shares of the Company (the “Aurora Shares”) to offer revised implied consideration of US$5.00 per Share, consisting of 0.4013 subordinate voting shares of Curaleaf plus US$1.00 in cash per Aurora Share.

Miguel Martin, Executive Chairman and CEO of Aurora stated, “Today’s announcement by Curaleaf is not a formal revised bid, and Aurora has not yet received the materials required to conduct a full and proper evaluation. While the announcement suggests an intention to address concerns Aurora identified with Curaleaf’s initial Hostile Bid, the Special Committee of independent directors will review any formal revised offer once received with the same rigorous, independent and disciplined process applied previously. The Committee’s focus remains on determining what is in the best interests of Aurora and Aurora shareholders, and the Board will communicate its recommendation once that review is complete.”

The Company expects to provide a more comprehensive response to Aurora shareholders in a timely manner once the Special Committee has completed its review and the Board has made its recommendation with respect to the revised hostile bid.

Take No Action

Aurora shareholders are advised to take NO action on the Hostile Bid as previously recommended on September 2, 2026 and wait for further communication from the Board of Directors. Aurora shareholders will have until at least December 4, 2026 to consider their options, being the revised expiry date of Curaleaf’s offer.

The Board has formed a special committee of independent directors (the “Special Committee”). The Special Committee will consider the Offer with its advisors before making a recommendation to the Board. Aurora shareholders will be notified of the Board’s formal recommendation through a news release and Directors’ Circular within 15 days, in accordance with applicable securities laws.

Aurora’s Application to the Alberta Securities Commission Delivers Results

Curaleaf’s actions also demonstrate that Aurora’s application to the Alberta Securities Commission delivered results for Aurora Shareholders. In particular, Aurora’s application identified several deficiencies in Curaleaf’s circular that were contrary to the takeover bid rules and deprived shareholders of sufficient information and time needed to fully evaluate Curaleaf’s Hostile Bid, including the following:

●	Failure to provide pro forma financial statements that would allow Aurora shareholders to understand the financial condition of the combined company if the Hostile Bid were successful; and

●	Failure to hold the Hostile Bid open for the minimum deposit period required by securities laws, which allows Aurora shareholders the full amount of time required by law to consider the Hostile Bid.

Curaleaf, in response to the concerns raised by Aurora in its application, has now agreed to amend its bid circular both to include the required pro forma financial statements and to extend the expiry time for the Hostile Bid to 11:59pm (Mountain Time) on December 4, 2026.

Shareholder Assistance

Aurora shareholders with questions about the Hostile Bid or who would like to stay informed may contact Kingsdale Advisors, the Company’s strategic advisor and information agent:

●	Toll-Free (within North America): 1-800-749-9052

●	Call or Text: 416-623-4172

●	Email: contactus@kingsdaleadvisors.com

●	Visit: protectaurora.com

Shareholders should take NO action at this time. Shareholders should wait until the Board has provided its formal recommendation regarding the Hostile Bid.

About Aurora Cannabis

Aurora is a global leader in medical cannabis, dedicated to improving lives through scientific expertise, proven performance, and a deep commitment to patient care. Aurora serves medical markets across Canada, Europe, Australia, and New Zealand with a portfolio of trusted, leading brands including Aurora®, MedReleaf®, Pedanios®, IndiMed™, San Raf®, and Whistler Medical Marijuana Corporation®. With world-class GMP-certified manufacturing facilities in Canada and Germany, and a team of industry-leading professionals, Aurora continues to expand its global footprint and deliver consistent, high-quality cannabis products with the purpose of Opening the World to Cannabis™.

Learn more at www.auroramj.com and follow us on X and LinkedIn.

Aurora’s common shares trade on the NASDAQ and TSX under the symbol “ACB”.

For Media:	For Investors:
Michelle Lefler	ICR, Inc.
VP, Communications & PR	Investor Relations
media@auroramj.com	aurora@icrinc.com

Aurora has filed a Solicitation/Recommendation Statement on Schedule 14D-9F with the U.S. Securities and Exchange Commission (the “SEC”), which includes a Director’s Circular, dated September 1, 2026. Investors are urged to read this document and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, when they become available, before making any investment decision with respect to the Hostile Bid. The Hostile Bid is made for the securities of a Canadian issuer and while the Hostile Bid is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the issuer is located in Canada, and that some or all of its officers and directors are residents of Canada.

Forward Looking Statements

This news release includes statements containing certain “forward-looking information” within the meaning of applicable securities laws (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as “plan”, “continue”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”, “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements made in this news release include, but are not limited to, statements and information about Curaleaf’s revised Hostile Bid, including the revised consideration, the Special Committee’s planned review of the revised Hostile Bid and any recommendation with respect to the same.

These forward-looking statements are only predictions. Forward-looking information or statements contained in this news release have been developed based on the Company and its management’s good faith assumptions relating to the financial, market, regulatory and other relevant environments that will exist and affect the Company’s business and operations in the future. Forward-looking information and statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including, among other things, assumptions about: development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; access to favorable equity and debt capital markets; the ability to raise sufficient capital to advance the business of the Company; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favorable production levels and costs from the Company’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for the Company’s operations; and the Company’s ability to conduct operations in a safe, efficient, and effective manner. The Company does not give any assurance that the assumptions on which forward-looking information or statements are based will prove to be correct, or that the Company’s business or operations will not be affected in any material manner by these or other factors not foreseen or foreseeable by the Company or management or beyond the Company’s control. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. These risks include, but are not limited to, the ability to retain key personnel, the ability to continue investing in infrastructure to support growth, the ability to obtain financing on acceptable terms, the continued quality of our products, customer experience and retention, the development of third party government and non-government consumer sales channels, management’s estimates of consumer demand in Canada and in jurisdictions where the Company exports, expectations of future results and expenses, the availability of additional capital to complete construction projects and facilities improvements, the risk of successful integration of acquired business and operations, management’s estimation that SG&A will grow only in proportion to revenue growth, the ability to expand and maintain distribution capabilities, the impact of competition, the general impact of financial market conditions, the yield from cannabis growing operations, product demand, changes in prices of required commodities, competition, and the possibility for changes in laws, rules, and regulations in the industry, epidemics, pandemics or other public health crisis, and other risks as set out under the heading “Risk Factors” in the Company’s annual information form dated June 10, 2026 (the “AIF”) and filed with Canadian securities regulators available on the Company’s issuer profile on SEDAR+ at www.sedarplus.com and filed with and available on the SEC’s website at www.sec.gov. The Company cautions that the list of risks, uncertainties and other factors described in the AIF is not exhaustive and other factors could also adversely affect its results. Readers are urged to consider the risks, uncertainties and assumptions carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such information. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws.